Filed Pursuant to Rule 424(b)(2) Registration No. 333-282565

The Bank of Nova Scotia

$2,000,000

Capped Enhanced Participation Basket-Linked Notes Due February 19, 2026

The notes do not bear interest. The amount that you will be paid on your notes at maturity (February 19, 2026) is based on the performance of an unequally-weighted basket comprised of the common stocks or ordinary or common shares of 98 companies (the basket components) as measured from the strike date (January 16, 2025) to and including the valuation date (February 17, 2026). For a full list of the basket components, see “About the Basket” herein.

The initial basket level was set to 100 on the strike date and the final basket level will equal the sum of the products, as calculated for each basket component, of: (i) the final component price divided by the initial component price (which in each case is the closing price of the applicable basket component on the strike date), multiplied by (ii) the applicable initial weighted value for each basket component set forth under “About the Basket” herein. If the final basket level on the valuation date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 150.00% times the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level, subject to the maximum payment amount of $1,115.50 for each $1,000 principal amount of your notes. If the final basket level is equal to the initial basket level, you will receive the principal amount of your notes. If the final basket level is less than the initial basket level, the return on your notes will be negative and you may lose up to your entire principal amount. Specifically, you will lose 1% for every 1% negative basket return below the initial basket level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will calculate the basket return. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●if the final basket level is greater than the initial basket level (the basket return is positive), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return times (c) the participation rate, subject to the maximum payment amount;

●if the final basket level is equal to the initial basket level (the basket return is zero), $1,000; or

●if the final basket level is less than the initial basket level (the basket return is negative), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return.

Declines in the price of one basket component may offset increases in the prices of the other basket components. Due to the unequal weighting of each basket component, the performances of the more heavily weighted basket components will have a larger impact on your return on the notes than the performance of the lower weighted basket components. In addition, no payments on your notes will be made prior to maturity.

Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-18 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your notes on the trade date was $944.76 per $1,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-18 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total[1]
Original Issue Price	100.00%	$2,000,000.00
Underwriting commissions	0.82%	$16,400.00
Proceeds to The Bank of Nova Scotia	99.18%	$1,983,600.00

1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.

The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated January 17, 2025

The Capped Enhanced Participation Basket-Linked Notes Due February 19, 2026 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the basket and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.

The return on your notes will relate to the price return of the basket components and will not include any dividends that may be paid on the basket components. The notes are derivative products based on the performance of the basket. The notes do not constitute a direct investment in any of the basket components. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any basket component, and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of the basket components (each, a “basket component issuer” and together, the “basket component issuers”) including, without limitation, any voting rights or rights to receive dividends or other distributions.

Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell the notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $55.24 per $1,000 principal amount).

Prior to April 17, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through April 16, 2025). On and after April 17, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.

We urge you to read the “Additional Risks” beginning on page P-18 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement, and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06418VGQ1 / US06418VGQ14
Type of Notes:	Capped Enhanced Participation Basket-Linked Notes
Basket:	An unequally weighted basket comprised of the basket components; see “About the Basket” herein.
Basket Components:	The 98 common stocks or ordinary or common shares listed under “About the Basket” herein.
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:

$1,000 per note; $2,000,000 in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Strike Date:	January 16, 2025
Trade Date:	January 17, 2025
Original Issue Date:

January 27, 2025

Delivery of the notes will be made against payment therefor on the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:

February 17, 2026

The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day with respect to a basket component, the valuation date will be postponed in the same manner as if a market disruption event has occurred with respect to such basket component.

Maturity Date:

February 19, 2026, subject to adjustment due to a market disruption event, a non-trading day with respect to one or more basket components or a non-business day, as described in more detail under “General Terms of the Notes—Maturity Date” in the accompanying product supplement

Principal at Risk:	You may lose all or a substantial portion of your investment in the notes if the final basket level is less than the initial basket level

Purchase at amount other than the principal amount:

The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Additionally, the maximum payment amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your investment. See “Additional Risks — Risks Relating to Return Characteristics — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:

As part of the distribution of the notes, SCUSA or one of our other affiliates has agreed to sell the notes to GS&Co. at a discount reflecting selling commissions of $8.20 per $1,000 principal amount of notes. GS&Co. initially offered the notes to the public at the original issue price set forth on the cover of this pricing supplement. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” herein.

Payment at Maturity:

The payment at maturity, for each $1,000 principal amount of notes, will be based on the performance of the basket and will be calculated as follows:

●If the final basket level is greater than the initial basket level, then the payment at maturity will equal:

othe lesser of (a) principal amount + (principal amount × basket return × participation rate) and (b) maximum payment amount

●If the final basket level is equal to the initial basket level, then the payment at maturity will equal the principal amount

●If the final basket level is less than the initial basket level, then the payment at maturity will equal:

oprincipal amount + (principal amount × basket return)

In this case you will suffer a percentage loss on your principal amount equal to the negative basket return. Accordingly, you could lose up to 100% of your investment in the notes.
Initial Basket Level:	100

Initial Weighted Value; Initial Weight in Basket:

The initial weighted value for each of the basket components equals the product of the initial weight in the basket of such basket component times the initial basket level. The initial weight in the basket and the initial weighted value for each basket component are set forth under “About the Basket” herein.

Initial Component Price:	For each basket component, the closing price of such basket component calculated on the strike date, as determined by the calculation agent and set forth under “About the Basket” herein.
Final Component Price:	For each basket component, the closing price of such basket component calculated on the valuation date.
Final Basket Level:

The sum of the products, as calculated for each basket component, of: (i) the final component price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component

Basket Return:	The quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Participation Rate:	150.00%
Maximum Payment Amount:	$1,115.50. The maximum payment amount sets a cap on appreciation of the basket of 7.70%.
Closing Price:

As used herein, the “closing price” of a basket component on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price) on a per-share basis, on the principal national securities exchange on which such basket component is listed for trading, or, if such basket component is not quoted on any national securities exchange, on any other market system or quotation system that is the primary market for the trading of such basket component.

If the closing price of a basket component is not available as described above, then the closing price for such basket component on any day will be the average, as determined by the calculation agent, of the bid prices for such basket component obtained from as many dealers in such basket component selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of its or our affiliates.

If a basket component is delisted or trading of such basket component is suspended on its primary exchange, and such basket component is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such basket component will continue to be deemed a basket component. If a basket component is delisted or trading of such basket component is suspended on its primary exchange, and such basket component is not immediately re-listed or approved for trading on a successor exchange, then the closing price for such basket component will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result and such closing price will be deemed to be the closing price of such basket component on every remaining trading day to, and including, the valuation date.

Similarly, if a basket component issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates, then the closing price for such basket component will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result and such closing price will be deemed to be the closing price of such basket component on every remaining trading day to, and including, the final valuation date.

In certain special circumstances, the closing price of a basket component will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

For purposes of the notes, the sections “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility”, “— Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “— Anti-Dilution Adjustments Relating to a Reference Equity — Issuer Merger Events” in the accompanying product supplement shall be deemed to be deleted.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:

The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:	With respect to each basket component, a day on which the principal trading market for such basket component is open for trading
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement.
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act

Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ABOUT THE BASKET

The following table lists the basket components and related information, including their corresponding Bloomberg Professional® service (“Bloomberg”) tickers, primary listings, initial weights in the basket, initial weighted values and initial component prices. Each of the basket component issuers faces its own business risks and other competitive factors. Any of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket or any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.

Calculation of the Basket

The initial basket level was set to 100 on the strike date. The final basket level will be determined on the valuation date and will be equal to the sum of the products, as calculated for each basket component, of (i) the final component price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component. For each basket component, the initial weighted value is equal to the product of the initial weight of such basket component in the basket multiplied by the initial basket level.

Bloomberg Ticker	Basket Component	Primary Listing	Initial Weight in the Basket	Initial Weighted Value	Initial Component Price
AA UN	Alcoa Corporation	New York Stock Exchange	1.29%	1.29	$38.91
AMR UN	Alpha Metallurgical Resources, Inc.	New York Stock Exchange	0.77%	0.77	$190.10
AOS UN	A. O. Smith Corporation	New York Stock Exchange	0.71%	0.71	$71.40
APD UN	Air Products and Chemicals, Inc.	New York Stock Exchange	1.51%	1.51	$312.06
ARCB UW	ArcBest Corporation	Nasdaq Global Select Market	0.62%	0.62	$101.93
ATI UN	ATI Inc.	New York Stock Exchange	1.39%	1.39	$57.47
AZEK UN	The AZEK Company Inc.	New York Stock Exchange	0.88%	0.88	$49.90
BLDR UN	Builders FirstSource, Inc.	New York Stock Exchange	0.66%	0.66	$160.66
BTU UN	Peabody Energy Corporation	New York Stock Exchange	1.17%	1.17	$18.89
CARR UN	Carrier Global Corporation	New York Stock Exchange	1.10%	1.10	$69.74
CBT UN	Cabot Corporation	New York Stock Exchange	0.85%	0.85	$90.20
CLF UN	Cleveland-Cliffs Inc.	New York Stock Exchange	0.57%	0.57	$10.42
CMC UN	Commercial Metals Company	New York Stock Exchange	1.06%	1.06	$50.88
CNR UN	Core Natural Resources, Inc.	New York Stock Exchange	3.04%	3.04	$95.71
COLD UN	Americold Realty Trust, Inc.	New York Stock Exchange	1.22%	1.22	$21.39
COP UN	ConocoPhillips	New York Stock Exchange	2.48%	2.48	$105.61
CP UN	Canadian Pacific Kansas City Limited	New York Stock Exchange	0.81%	0.81	$74.56
CRS UN	Carpenter Technology Corporation	New York Stock Exchange	2.46%	2.46	$200.73
CSX UW	CSX Corporation	Nasdaq Global Select Market	0.81%	0.81	$32.97
CVI UN	CVR Energy, Inc.	New York Stock Exchange	0.53%	0.53	$21.62
DINO UN	HF Sinclair Corporation	New York Stock Exchange	0.83%	0.83	$36.74
DK UN	Delek US Holdings, Inc.	New York Stock Exchange	0.61%	0.61	$20.02

DOW UN	Dow Inc.	New York Stock Exchange	0.84%	0.84	$40.87
DVN UN	Devon Energy Corporation	New York Stock Exchange	0.99%	0.99	$38.42
EGP UN	Eastgroup Properties, Inc.	New York Stock Exchange	1.25%	1.25	$164.30
EOG UN	EOG Resources, Inc.	New York Stock Exchange	1.43%	1.43	$138.05
ETN UN	Eaton Corporation Public Limited Company	New York Stock Exchange	1.00%	1.00	$345.19
EXP UN	Eagle Materials Inc.	New York Stock Exchange	1.15%	1.15	$254.43
FANG UW	Diamondback Energy, Inc.	Nasdaq Global Select Market	1.27%	1.27	$179.12
FBIN UN	Fortune Brands Innovations, Inc.	New York Stock Exchange	0.76%	0.76	$74.52
FCX UN	Freeport-McMoRan Inc.	New York Stock Exchange	1.02%	1.02	$40.03
FR UN	First Industrial Realty Trust, Inc.	New York Stock Exchange	1.32%	1.32	$51.41
GGG UN	Graco Inc.	New York Stock Exchange	0.82%	0.82	$85.02
GTLS UN	Chart Industries, Inc.	New York Stock Exchange	1.17%	1.17	$215.95
HAYW UN	Hayward Holdings, Inc.	New York Stock Exchange	0.54%	0.54	$14.94
HES UN	Hess Corporation	New York Stock Exchange	1.32%	1.32	$149.73
HL UN	Hecla Mining Company	New York Stock Exchange	1.26%	1.26	$5.35
HUBB UN	Hubbell Incorporated	New York Stock Exchange	0.96%	0.96	$433.92
IIPR UN	Innovative Industrial Properties, Inc.	New York Stock Exchange	0.55%	0.55	$66.94
JBHT UW	J.B. Hunt Transport Services, Inc.	Nasdaq Global Select Market	0.83%	0.83	$186.20
JBI UN	Janus International Group, Inc.	New York Stock Exchange	0.35%	0.35	$7.22
JCI UN	Johnson Controls International Public Limited Company	New York Stock Exchange	1.11%	1.11	$80.46
JOE UN	The St. Joe Company	New York Stock Exchange	0.29%	0.29	$48.52
KNX UN	Knight-Swift Transportation Holdings Inc.	New York Stock Exchange	0.92%	0.92	$56.34
LII UN	Lennox International Inc.	New York Stock Exchange	1.17%	1.17	$642.86
LIN UW	Linde Public Limited Company	Nasdaq Global Select Market	1.14%	1.14	$432.49
LSTR UW	Landstar System, Inc.	Nasdaq Global Select Market	0.82%	0.82	$177.82
LXP UN	LXP Industrial Trust	New York Stock Exchange	0.67%	0.67	$8.20
LYB UN	LyondellBasell Industries N.V.	New York Stock Exchange	0.90%	0.90	$76.63
MAS UN	Masco Corporation	New York Stock Exchange	0.85%	0.85	$77.55
MLI UN	Mueller Industries, Inc.	New York Stock Exchange	1.39%	1.39	$81.85
MLM UN	Martin Marietta Materials, Inc.	New York Stock Exchange	1.07%	1.07	$531.23
MP UN	MP Materials Corp.	New York Stock Exchange	1.78%	1.78	$21.17
MPC UN	Marathon Petroleum Corporation	New York Stock Exchange	0.99%	0.99	$151.70
MTDR UN	Matador Resources Company	New York Stock Exchange	1.32%	1.32	$63.38
MUR UN	Murphy Oil Corporation	New York Stock Exchange	1.00%	1.00	$33.05
NE UN	Noble Corporation plc	New York Stock Exchange	1.39%	1.39	$33.76

NEM UN	Newmont Corporation	New York Stock Exchange	1.32%	1.32	$41.65
NOV UN	NOV Inc.	New York Stock Exchange	1.10%	1.10	$15.12
NSC UN	Norfolk Southern Corporation	New York Stock Exchange	0.87%	0.87	$247.11
NUE UN	Nucor Corporation	New York Stock Exchange	0.78%	0.78	$123.36
OC UN	Owens Corning	New York Stock Exchange	0.93%	0.93	$179.28
ODFL UW	Old Dominion Freight Line, Inc.	Nasdaq Global Select Market	0.76%	0.76	$189.92
OII UN	Oceaneering International, Inc.	New York Stock Exchange	0.65%	0.65	$26.18
OLN UN	Olin Corporation	New York Stock Exchange	0.69%	0.69	$33.48
OXY UN	Occidental Petroleum Corporation	New York Stock Exchange	1.13%	1.13	$52.30
PBF UN	PBF Energy Inc.	New York Stock Exchange	0.67%	0.67	$30.48
PLD UN	Prologis, Inc.	New York Stock Exchange	1.16%	1.16	$110.93
PSX UN	Phillips 66	New York Stock Exchange	1.01%	1.01	$119.63
RBC UN	RBC Bearings Incorporated	New York Stock Exchange	1.03%	1.03	$309.55
REXR UN	Rexford Industrial Realty, Inc.	New York Stock Exchange	1.08%	1.08	$39.74
RGLD UW	Royal Gold, Inc.	Nasdaq Global Select Market	1.38%	1.38	$138.30
RIG UN	Transocean Ltd.	New York Stock Exchange	0.93%	0.93	$4.10
ROCK UW	Gibraltar Industries, Inc.	Nasdaq Global Select Market	0.28%	0.28	$62.20
RRX UN	Regal Rexnord Corporation	New York Stock Exchange	0.82%	0.82	$158.46
RS UN	Reliance, Inc.	New York Stock Exchange	1.03%	1.03	$284.28
SAIA UW	Saia, Inc.	Nasdaq Global Select Market	0.73%	0.73	$493.04
SLB UN	Schlumberger N.V.	New York Stock Exchange	1.06%	1.06	$41.09
SSD UN	Simpson Manufacturing Co., Inc.	New York Stock Exchange	0.75%	0.75	$167.00
STAG UN	STAG Industrial, Inc.	New York Stock Exchange	1.21%	1.21	$34.63
STLD UW	Steel Dynamics, Inc.	Nasdaq Global Select Market	1.03%	1.03	$125.00
SUM UN	Summit Materials, Inc.	New York Stock Exchange	1.56%	1.56	$52.19
TEX UN	Terex Corporation	New York Stock Exchange	0.66%	0.66	$47.45
TKR UN	The Timken Company	New York Stock Exchange	0.78%	0.78	$76.84
TREX UN	Trex Company, Inc.	New York Stock Exchange	0.64%	0.64	$71.26
TRNO UN	Terreno Realty Corporation	New York Stock Exchange	1.27%	1.27	$61.31
UFPI UW	UFP Industries, Inc.	Nasdaq Global Select Market	0.85%	0.85	$117.01
UNP UN	Union Pacific Corporation	New York Stock Exchange	0.87%	0.87	$234.89
URI UN	United Rentals, Inc.	New York Stock Exchange	0.91%	0.91	$757.42
VAL UN	Valaris Limited	New York Stock Exchange	0.92%	0.92	$48.49
VLO UN	Valero Energy Corporation	New York Stock Exchange	1.03%	1.03	$139.37
VMC UN	Vulcan Materials Company	New York Stock Exchange	1.20%	1.20	$269.17
VMI UN	Valmont Industries, Inc.	New York Stock Exchange	1.29%	1.29	$336.00
WERN UW	Werner Enterprises, Inc.	Nasdaq Global Select Market	0.70%	0.70	$37.43
WLK UN	Westlake Corporation	New York Stock Exchange	0.92%	0.92	$117.70

X UN	United States Steel Corporation	New York Stock Exchange	1.02%	1.02	$35.80
XPO UN	XPO, Inc.	New York Stock Exchange	1.02%	1.02	$138.53
ZWS UN	Zurn Elkay Water Solutions Corporation	New York Stock Exchange	0.95%	0.95	$37.82

Additional Terms Of Your notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Investor Suitability

The notes may be suitable for you if:

●You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment

●You believe that the level of the basket will appreciate over the term of the notes and that the appreciation is unlikely to exceed the cap on appreciation set by the maximum payment amount

●You can tolerate a loss of up to 100% of your investment and are willing to make an investment that has the same downside market risk as that of an investment in the basket components

●You are willing to hold the notes to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the notes

●You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you are willing to invest in the notes based on the maximum payment amount indicated on the cover hereof

●You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components

●You do not seek current income from your investment and are willing to forgo any dividends paid on the basket components

●You are willing to accept the single equity risks associated with the basket components

●You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment

●You believe that the level of the basket will decline during the term of the notes, or you believe that the level of the basket will appreciate over the term of the notes and that the appreciation is likely to exceed the cap on appreciation set by the maximum payment amount

●You require an investment designed to guarantee a full return of principal at maturity

●You cannot tolerate a loss of up to 100% of your investment or are not willing to make an investment that has the same downside market risk as that of an investment in the basket components

●You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum payment amount indicated on the cover hereof

●You are unable or unwilling to hold the notes to maturity, a term of approximately 13 months, or you seek an investment for which there will be a secondary market

●You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components

●You seek current income from your investment or are unwilling to forgo any dividends paid on the basket components

●You are not willing to accept the single equity risks associated with the basket components

●You are not willing to assume the credit risk of the Bank for all payments under the notes

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the notes.

Hypothetical Payments AT MATURITY On the notes

The examples set out below are included for illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; the level of the basket on any day throughout the term of the notes, including the final basket level on the valuation date, cannot be predicted. The basket components have been highly volatile in the past, meaning that the prices of the basket components have changed considerably in relatively short periods, and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components and our creditworthiness. In addition, the estimated value of your notes on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing is lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Participation rate	150.00%
Initial basket level	100
Maximum payment amount	$1,115.50 for each $1,000 principal amount of your notes

Neither a market disruption event nor a non-trading day occurs with respect to any basket component on the originally scheduled valuation date
No change in or affecting any of the basket components occurs
Notes purchased on the original issue date at the principal amount and held to the maturity date

The actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical prices of each basket component shown elsewhere in this pricing supplement. For information about the historical prices of each basket component see “Information Regarding the Basket and the Basket Components” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on an investment in the basket components.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
140.000%	111.550%
130.000%	111.550%
120.000%	111.550%
110.000%	111.550%
107.700%	111.550%
106.000%	109.000%
104.000%	106.000%
102.000%	103.000%
100.000%	100.000%
99.999%	99.999%
90.000%	90.000%
80.000%	80.000%
70.000%	70.000%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose 100.000% of your investment in the notes. In addition, if the final basket level were determined to be 140.000% of the initial basket level, the payment at maturity that we would pay on your notes would be capped at the maximum payment amount, or 111.550% of each $1,000 principal amount of your notes, as shown in the table above. If you held your notes to the maturity date, you would not benefit from any increase in the level of the basket to a final basket level that is greater than 107.700% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 107.700% (the section right of the 107.700% marker on the horizontal axis) would result in a capped return on your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

The payments at maturity shown above are entirely hypothetical; they are based on hypothetical final basket levels and prices of the basket components that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of each basket component and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the notes will depend on the actual final basket level, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.

Risks Relating to Return Characteristics

Risk of loss at maturity

You may lose up to your entire investment in the notes. The cash payment on your notes, if any, on the maturity date will be based on the performance of an unequally weighted basket comprised of the common stocks or ordinary or common shares of 98 companies as measured from the initial basket level of 100 to the final basket level on the valuation date. If the final basket level for your notes is less than the initial basket level, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the basket return times (ii) $1,000. Accordingly, you may lose up to your entire investment in the notes if the final basket level is less than the initial basket level.

Also, the market price of your notes prior to the maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the maturity date, you may receive far less than the amount of your investment in the notes.

The potential for the value of your notes to increase will be limited

Your ability to participate in any change in the level of the basket over the term of your notes will be limited because of the maximum payment amount. The maximum payment amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the initial basket level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket components.

The participation rate applies only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the basket return multiplied by the participation rate even if such return is positive and less than the maximum payment amount. You may receive the full benefit of the participation rate only if you hold your notes to maturity.

Holding the notes is not the same as holding the basket components; the return on your notes will not reflect any dividends paid on the basket components and you have no voting rights with respect to any basket components

Holding the notes is not the same as holding the basket components. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the basket components would enjoy, and no such dividends or distributions will be factored into the payment at maturity on the notes. Further, the return on your notes may not reflect the return you would realize if you actually owned the basket components. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the participation rate, exceeds the cap on appreciation set by the maximum payment amount.

The notes differ from conventional debt instruments

The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

No interest

The notes do not bear interest and, accordingly, you will not receive any interest payments on the notes.

The amount payable on your notes is not linked to the price of each basket component at any time other than on the valuation date (except in the case of tax redemptions)

The final basket level will be based on the closing prices of the basket components on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing prices of one or more basket components dropped on the valuation date, the payment at maturity for your notes may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the closing prices of the basket components prior to such drop in the prices of the basket components. Although the actual prices of the basket components on the maturity date or at other times during the term of your notes may be higher than the closing prices of the basket components on the valuation date, you will not benefit from the closing prices of the basket components at any time other than on the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).

There is no assurance that the investment view implicit in the notes will be successful

It is impossible to predict whether and the extent to which the level of the basket will rise or fall. None of the Bank, the calculation agent, GS&Co. or any of our or their respective affiliates gives any assurance that the final basket level will be equal to or greater than the initial basket level. The final basket level may be influenced by complex and interrelated political, economic, financial and other factors that affect the prices of the basket components. You should be willing to accept the risks of the price performance of equity securities in general and the basket components in particular and the risk of losing some or all of your investment in the notes.

Furthermore, we cannot give you any assurance that the future performance of the basket components will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the prices of the basket components would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Basket and the Basket Components” in this pricing supplement for further information regarding the historical performance of the basket components and the hypothetical historical performance of the basket.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected

The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the maximum payment amount on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the maximum payment amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or at a discount to the principal amount.

Risks Relating to Characteristics of the Basket and Basket Components

The notes are linked to the basket components and are therefore subject to the market risks of the basket components

Your notes are linked to the basket components and the return on your notes is therefore affected by the movements in the market prices of those stocks. Each basket component issuer faces its own business risks and challenges, which may adversely affect the market price of such basket component. In addition, the basket components will not change (except as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein), and your notes will remain linked to the basket components even if one or more of the basket component issuers is experiencing severe business risks and challenges. The lesser performance of some basket components will mitigate and may completely offset the greater performance of other basket components. It is possible that declines in the prices of one or more basket components could affect the basket return such that you would lose some or all of your investment in the notes.

The lower performance of one basket component may offset an increase in the other basket components

Declines in the price of one basket component may offset increases in the prices of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket components are not equally weighted, increases in the prices of lower weighted basket components may be offset by even small decreases in the prices of the more heavily weighted basket components.

The notes are subject to risks associated with non-U.S. companies or companies with a principal place of business outside of the U.S.

Some of the basket components represent shares of non-U.S. companies or companies with a principal place of business outside of the U.S. An investment linked to the value of such companies involves risks associated with the home country of such company. The prices of the ordinary shares of non-U.S. companies may be affected by political, economic, financial and social factors in the home country of such companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

There is limited trading history for some basket components

Certain of the basket components commenced trading on its current primary exchange recently relative to other basket components and, therefore, have limited historical performance. Because such basket components have limited trading histories, you will have less information on which you may base your investment decision than would have been the case had the notes been linked to basket components with more established records of performance. For additional information about the basket components, see the section “Information Regarding the Basket and the Basket Components” herein. Past performance of a basket component should not be considered indicative of future performance.

Investors should investigate the basket components as if investing directly in the basket components

Investors should conduct their own diligence of the basket components as an investor would if it were directly investing in the basket components. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the basket components could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the basket components.

Past hypothetical performance of the basket and past performance of the basket components should not be taken as an indication of the future performance of the level of the basket or the prices of the basket components

The notes are directly linked to the performance of the basket and indirectly linked to the performance of the basket components, which is speculative and involves a high degree of risk. None of the Bank, the calculation agent, or GS&Co., or any other affiliate of the Bank, the calculation agent or GS&Co. gives any assurance as to the performance of the basket or the basket components. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the basket. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past hypothetical performance of the basket and past performance of the basket components should not be taken as a guarantee or assurance of the future performance of the basket or basket components, and it is impossible to predict whether the basket or basket components will rise or fall during the term of the notes.

There is no affiliation between any basket component issuer and us, SCUSA or GS&Co.

The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the basket component issuers. None of the Bank, SCUSA, GS&Co. or any of our or their respective affiliates, is affiliated with any basket component issuer or have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. You should make your own investigation into the basket components and the basket component issuers. See the section entitled “Information Regarding the Basket and the Basket Components” herein for additional information about the basket components.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the notes at the time of pricing is lower than the original issue price of the notes

The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower.

Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates

The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models on the trade date. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.

If the level of the basket changes, the market value of your notes may not change in the same manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” and “— The market value of the notes may be influenced by many unpredictable factors” herein.

The notes lack liquidity

The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The market value of the notes may be influenced by many unpredictable factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●the prices of the basket components and, therefore, the basket;

●the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the basket components;

●the dividend rates of the basket components;

●the correlation among the basket components;

●economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the prices of the basket components and, therefore, the basket;

●interest rate and yield rates in the market;

●the time remaining until maturity; and

●our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the basket (and the prices of the basket components) over the full term of the notes, (ii) correlation among the basket components, (iii) volatility of the price of the basket components, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) the time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the basket (and therefore the prices of the basket components) and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity even if the basket return at such time is positive.

See “—The market value of the notes may be influenced by many unpredictable factors” herein.

Risks Relating to Hedging Activities and Conflicts of Interest

Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our respective clients and counterparties to be contrary to those of investors in the notes

The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the basket components. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked notes whose returns are linked to changes in the price of the basket components. Any of these hedging activities may adversely affect the price of the basket components, including the initial component prices of the basket components on the strike date — directly or indirectly by affecting the price of the basket components — and therefore the market value of the notes and the amount you will receive, if any, on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer, or an affiliate, may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer, or an affiliate, receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.

The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the basket component issuers and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes

We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the basket components, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the basket components and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the basket component issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the basket components, including the initial component prices, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.

You should expect that we, GS&Co., and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

There are potential conflicts of interest between you and the calculation agent

Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the basket components and the market value of, and return on, the notes.

Other investors in the notes may not have the same interests as you

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or GS&Co., or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders.

Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the basket components.

The calculation agent can postpone the valuation date for the notes if a non-trading day or a market disruption event with respect to any of the basket components occurs

If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to a basket component has occurred or is continuing or that day is not a trading day with respect to a basket component, the valuation date for the affected basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date with respect to a basket component is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable final component price that must be used to determine the payment at maturity. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity

For anti-dilution and reorganization events affecting a basket component, the calculation agent may make adjustments to the initial component price and/or the final component price, as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a basket component. For instance, the calculation agent will not make any adjustments for regular cash dividends. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the notes may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the notes and your payment at maturity, if any. See “General Terms of the

Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein.

If a basket component is delisted or trading of such basket component is suspended on the primary exchange for such basket component, and such basket component is not immediately re-listed or approved for trading on a successor exchange, the final component price may be determined by the calculation agent. See “Summary — Closing Price” herein.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

General Risk Factors

We may sell an additional aggregate principal amount of the notes at a different issue price

We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Information Regarding the Basket AND THE BASKET COMPONENTS

The Basket

The basket is comprised of the basket components, which consist of the common stocks or ordinary or common shares of 98 companies, as set forth herein under “About the Basket”.

Hypothetical Historical Basket Levels

Because the basket is a newly created basket and its level was first calculated on the strike date, there is no actual historical information about levels of the basket as of the date of this pricing supplement. Therefore, the hypothetical levels of the basket below are calculated based on publicly available information for each basket component as reported by Bloomberg, without independent verification. The hypothetical levels of the basket have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes.

The graph below illustrates the hypothetical performance of the basket from June 9, 2021 (the earliest date for which historical trading data is available for all basket components) through January 17, 2025, based on the daily closing prices of the basket components adjusted for corporate events. Past hypothetical performance of the basket is not indicative of the future performance of the basket. In addition, because hypothetical performance of the basket is only available from June 9, 2021 (as noted above), such hypothetical historical performance provides less information on which to evaluate an investment decision than would information regarding a basket of securities or other assets with a longer period of hypothetical historical performance.

The Basket Components

Included on the following pages is a brief description of each basket component issuer and a graph that illustrates the past performance of such basket component for the specified period, in alphabetical order by its Bloomberg ticker. This information has been obtained from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information regarding the basket components. The closing prices for the basket components asset may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Each basket component issuer faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket, any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.

Each of the basket component issuers is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files financial and other information with the SEC. Periodic reports, proxy and information statements and other information filed by the basket component issuers are available at sec.gov. You should make your own investigation of the basket components and the basket component issuers (and whether to obtain exposure to the basket through an investment in the notes) by reading these reports and filings to understand the risks of each of the basket components and the basket component issuers.

Historical Closing Prices of the Basket Components

The prices of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a basket component during the period shown below is not an indication that such basket component is more or less likely to increase or decrease at any time during the term of your notes.

We have not undertaken an independent review or due diligence of the information. The graphs below, except where otherwise indicated, illustrate the performance of the basket components from January 1, 2020 through January 17, 2025, based on information from Bloomberg without independent verification. Past performance of the basket components is not indicative of the future performance of the basket components.

Alcoa Corporation

According to publicly available information, Alcoa Corporation manufactures metal products. The Company produces and sells bauxite, alumina, and aluminum products. Alcoa serves aluminum industry worldwide. Information filed by Alcoa Corporation with the SEC can be located by reference to its CIK Code: 0001675149. Alcoa Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “AA”.

Historical Performance of Alcoa Corporation

Alpha Metallurgical Resources, Inc.

According to publicly available information, Alpha Metallurgical Resources, Inc. provides mining services. The Company mines and supplies metallurgical products to the steel industry. Alpha Metallurgical Resources serves customers globally. Information filed by Alpha Metallurgical Resources, Inc. with the SEC can be located by reference to its CIK Code: 0001704715. Alpha Metallurgical Resources, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “AMR”.

Historical Performance of Alpha Metallurgical Resources, Inc.

A.O. Smith Corporation

According to publicly available information, A.O. Smith Corporation manufactures residential and commercial water heating and water treatment equipment. The Company distributes its products worldwide. Information filed by A. O. Smith Corporation with the SEC can be located by reference to its CIK Code: 0000091142. A.O. Smith Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “AOS”.

Historical Performance of A. O. Smith Corporation

Air Products and Chemicals, Inc.

According to publicly available information, Air Products and Chemicals, Inc. produces industrial atmospheric and specialty gases and performance materials and equipment. The Company's products include oxygen, nitrogen, argon, helium, specialty surfactants and amines, polyurethane, epoxy curatives, and resins. Air Products and Chemicals products are used in the beverage, health, and semiconductors fields. Information filed by Air Products and Chemicals, Inc. with the SEC can be located by reference to its CIK Code: 0000002969. Air Products and Chemicals, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “APD”.

Historical Performance of Air Products and Chemicals, Inc.

ArcBest Corporation

According to publicly available information, ArcBest Corporation is a diversified holding company involved in motor carrier transportation and intermodal transportation operations. The Company transports a variety of goods around the world. Information filed by ArcBest Corporation with the SEC can be located by reference to its CIK Code: 0000894405. ArcBest Corporation's common stock is listed on the Nasdaq Global Select Market under the ticker symbol “ARCB”.

Historical Performance of ArcBest Corporation

ATI Inc.

According to publicly available information, ATI Inc. produces specialty materials. The Company offers products include titanium, stainless, specialty steel, titanium, nickel-based alloys, and superalloys, zirconium, hafnium and niobium, and grain-oriented electrical steel, tungsten-based materials, cutting tools, carbon alloy impression die forgings, and large grey and ductile iron. ATI serves customers worldwide. Information filed by ATI Inc. with the SEC can be located by reference to its CIK Code: 0001018963. ATI Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “ATI”.

Historical Performance of ATI Inc.

The AZEK Company Inc.

According to publicly available information, The AZEK Company Inc. manufactures environmentally sustainable building products for residential and commercial markets. The Company's products include decking, railing, trim, porch, moulding, pavers, bathroom, and locker systems, as well as extruded plastic sheets and other non-fabricated products for special applications in industrial markets. Information filed by The AZEK Company Inc. with the SEC can be located by reference to its CIK Code: 0001782754. The AZEK Company Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “AZEK”.

Historical Performance of The AZEK Company Inc.

Builders FirstSource, Inc.

According to publicly available information, Builders FirstSource, Inc. manufactures and distributes building products to professional homebuilders. Information filed by Builders FirstSource, Inc. with the SEC can be located by reference to its CIK Code: 0001316835. Builders FirstSource, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “BLDR”.

Historical Performance of Builders FirstSource, Inc.

Peabody Energy Corporation

According to publicly available information, Peabody Energy Corporation mines and markets low sulfur coal, primarily for use by electric utilities. The Company also trades coal and emission allowances. Peabody Energy owns and operates mines in the United States, China, and Australia. Information filed by Peabody Energy Corporation with the SEC can be located by reference to its CIK Code: 0001064728. Peabody Energy Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “BTU”.

Historical Performance of Peabody Energy Corporation

Carrier Global Corporation

According to publicly available information, Carrier Global Corporation manufactures HVAC equipment. The Company offers heating, air-conditioning, and refrigeration solutions. Carrier Global serves customers worldwide. Information filed by Carrier Global Corporation with the SEC can be located by reference to its CIK Code: 0001783180. Carrier Global Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “CARR” and commenced trading on March 19, 2020.

Historical Performance of Carrier Global Corporation

Cabot Corporation

According to publicly available information, Cabot Corporation has businesses in chemicals, performance materials, and specialty fluids. The Company manufactures and sells carbon black, fumed silica, plastics, ink jet colorants, tantalum, niobium, and germanium. Cabot's specialty fluids business produces and markets cesium formate as a drilling and completion fluid for use in oil and gas well operations. Information filed by Cabot Corporation with the SEC can be located by reference to its CIK Code: 0000016040. Cabot Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “CBT”.

Historical Performance of Cabot Corporation

Cleveland-Cliffs Inc.

According to publicly available information, Cleveland-Cliffs Inc. manufactures custom-made pellets and hot briquetted iron (HBI); flat-rolled carbon steel, stainless, electrical, plate, tinplate and long steel products; as well as carbon and stainless steel tubing, hot and cold stamping and tooling. The Company is headquartered in Cleveland, Ohio with employees spanning across the US and Canada. Information filed by Cleveland-Cliffs Inc. with the SEC can be located by reference to its CIK Code: 0000764065. Cleveland-Cliffs Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “CLF”.

Historical Performance of Cleveland-Cliffs Inc.

Commercial Metals Company

According to publicly available information, Commercial Metals Company manufactures recycles, and markets steel. The Company provides primary and secondary metals, steel, ores, concentrates, industrial minerals, ferroalloys, chemicals, and other materials. Commercial Metals serves customers in the United States. Information filed by Commercial Metals Company with the SEC can be located by reference to its CIK Code: 0000022444. Commercial Metals Company's common stock is listed on the New York Stock Exchange under the ticker symbol “CMC”.

Historical Performance of Commercial Metals Company

Core Natural Resources, Inc.

According to publicly available information, Core Natural Resources, Inc. provides coal mining services and owns and operates coal mines. On January 14, 2025, Core Natural Resources, Inc. completed a merger of equals between CONSOL Energy Inc. and Arch Resources, Inc. and its common stock began trading on the New York Stock Exchange on January 15, 2025 under the ticker symbol “CNR”. The graph below prior to this date reflects the performance of the common stock of CONSOL Energy Inc. Information filed by Core Natural Resources, Inc. with the SEC can be located by reference to its CIK Code: 0001710366.

Historical Performance of Core Natural Resources, Inc.

Americold Realty Trust, Inc.

According to publicly available information, Americold Realty Trust, Inc. provides temperature-controlled food distribution services. The Company offers warehousing, consolidation programs, shipment management, multi-vendor consolidation, and logistics solutions. Americold Realty Trust serves food producers, processors, distributors, wholesalers, retailers, and restaurants worldwide. Information filed by Americold Realty Trust, Inc. with the SEC can be located by reference to its CIK Code: 0001455863. Americold Realty Trust, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “COLD”.

Historical Performance of Americold Realty Trust, Inc.

ConocoPhillips

According to publicly available information, ConocoPhillips explores for, produces, transports, and markets crude oil, natural gas, natural gas liquids, liquefied natural gas, and bitumen on a worldwide basis. Information filed by ConocoPhillips with the SEC can be located by reference to its CIK Code: 0001163165. ConocoPhillips's common stock is listed on the New York Stock Exchange under the ticker symbol “COP”.

Historical Performance of ConocoPhillips

Canadian Pacific Kansas City Limited

According to publicly available information, Canadian Pacific Kansas City Limited operates a transnational rail network. The Company transports automotive, energy, chemicals, plastics, forestry, industrial, and temperature protected products. Canadian Pacific Kansas City serves customers in North America. Information filed by Canadian Pacific Kansas City Limited with the SEC can be located by reference to its CIK Code: 0000016875. Canadian Pacific Kansas City Limited's common stock is listed on the New York Stock Exchange under the ticker symbol “CP”.

Historical Performance of Canadian Pacific Kansas City Limited

Carpenter Technology Corporation

According to publicly available information, Carpenter Technology Corporation manufactures, fabricates, and distributes stainless steels, titanium, and specialty metal alloys. Carpenter processes basic metal alloying elements into finished products such as billets, bars, rods, and various special shapes. The Company also manufactures engineered products such as ceramics, and metal injected molded designs. Information filed by Carpenter Technology Corporation with the SEC can be located by reference to its CIK Code: 0000017843. Carpenter Technology Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “CRS”.

Historical Performance of Carpenter Technology Corporation

CSX Corporation

According to publicly available information, CSX Corporation is an international freight transportation company. The Company provides rail, intermodal, domestic container-shipping, barging, and contract logistics services around the world. CSX's rail transportation services are provided principally throughout the eastern United States. Information filed by CSX Corporation with the SEC can be located by reference to its CIK Code: 0000277948. CSX Corporation's common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CSX”.

Historical Performance of CSX Corporation

CVR Energy, Inc.

According to publicly available information, CVR Energy, Inc. is an independent refiner and marketer of transportation fuels. The Company, also through a limited partnership produces ammonia, urea ammonia nitrate, and fertilizers. Information filed by CVR Energy, Inc. with the SEC can be located by reference to its CIK Code: 0001376139. CVR Energy, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “CVI”.

Historical Performance of CVR Energy, Inc.

HF Sinclair Corporation

According to publicly available information, HF Sinclair Corporation refines, transports, stores, and markets petroleum products. The Company's refineries produce light products such as gasoline, diesel fuel, and jet fuel which are marketed in the southwestern United States, northern Mexico, and Montana. Information filed by HF Sinclair Corporation with the SEC can be located by reference to its CIK Code: 0001915657. HF Sinclair Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “DINO”.

Historical Performance of HF Sinclair Corporation

Delek US Holdings, Inc.

According to publicly available information, Delek US Holdings, Inc. operates as a holding company. The Company, through its subsidiaries, focuses on the petroleum refining, logistics, and convenience store retailing. Delek US Holdings gathers and transports crude oil, as well as markets, distributes, and stores refined production in the Southeast United States and West Texas. Information filed by Delek US Holdings, Inc. with the SEC can be located by reference to its CIK Code: 0001694426. Delek US Holdings, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “DK”.

Historical Performance of Delek US Holdings, Inc.

Dow Inc.

According to publicly available information, Dow Inc. produces and distributes chemical products. The Company manufactures and supplies chemicals for liquid injection molding, architecture fabrication, leather, textiles, automobiles, rubber consumer goods, and food industries. Dow serves customers worldwide. Information filed by Dow Inc. with the SEC can be located by reference to its CIK Code: 0001751788. Dow Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “DOW”.

Historical Performance of Dow Inc.

Devon Energy Corporation

According to publicly available information, Devon Energy Corporation operates as an independent energy company that is involved primarily in oil and gas exploration, development and production, the transportation of oil, gas, and NGLs and the processing of natural gas. The Company also has marketing and midstream operations primarily in North America that include gas, crude oil, and NGLs. Information filed by Devon Energy Corporation with the SEC can be located by reference to its CIK Code: 0001090012. Devon Energy Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “DVN”.

Historical Performance of Devon Energy Corporation

Eastgroup Properties, Inc.

According to publicly available information, EastGroup Properties, Inc. is an equity real estate investment trust. The Trust acquires and develops industrial properties in major sunbelt markets throughout the United States with a special emphasis in the states of California, Florida, Texas, and Arizona. Information filed by Eastgroup Properties, Inc. with the SEC can be located by reference to its CIK Code: 0000049600. Eastgroup Properties, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “EGP”.

Historical Performance of Eastgroup Properties, Inc.

EOG Resources, Inc.

According to publicly available information, EOG Resources, Inc. explores, develops, produces, and markets natural gas and crude oil. The Company operates in major producing basins in the United States, Canada, Trinidad, the United Kingdom North Sea, China, and from time to time select other international areas. Information filed by EOG Resources, Inc. with the SEC can be located by reference to its CIK Code: 0000821189. EOG Resources, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “EOG”.

Historical Performance of EOG Resources, Inc.

Eaton Corporation Public Limited Company

According to publicly available information, Eaton Corporation PLC manufactures engineered products for the industrial, vehicle, construction, commercial, and aerospace markets. The Company offers hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, and a wide variety of controls. Eaton conducts business worldwide. Information filed by Eaton Corporation Public Limited Company with the SEC can be located by reference to its CIK Code: 0001551182. Eaton Corporation Public Limited Company's common stock is listed on the New York Stock Exchange under the ticker symbol “ETN”.

Historical Performance of Eaton Corporation Public Limited Company

Eagle Materials Inc.

According to publicly available information, Eagle Materials Inc. manufactures and distributes cement, gypsum wallboard, recycled paperboard, and concrete and aggregates. The Company's products are used in the construction of homes, commercial and industrial buildings, and governmental buildings across the United States. Information filed by Eagle Materials Inc. with the SEC can be located by reference to its CIK Code: 0000918646. Eagle Materials Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “EXP”.

Historical Performance of Eagle Materials Inc.

Diamondback Energy, Inc.

According to publicly available information, Diamondback Energy Inc operates as an independent oil and natural gas company currently focused on the acquisition, development, exploration, and exploitation of unconventional, onshore oil, and natural gas reserves in the Permian Basin in West Texas. Information filed by Diamondback Energy, Inc. with the SEC can be located by reference to its CIK Code: 0001539838. Diamondback Energy, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “FANG”.

Historical Performance of Diamondback Energy, Inc.

Fortune Brands Innovations, Inc.

According to publicly available information, Fortune Brands Innovations, Inc. provides home and security products. The Company offers kitchen and bath cabinetry, plumbing, accessories, windows material, door systems, security, and storage solutions. Fortune Brands Innovations serves customers worldwide. Information filed by Fortune Brands Innovations, Inc. with the SEC can be located by reference to its CIK Code: 0001519751. Fortune Brands Innovations, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “FBIN”.

Historical Performance of Fortune Brands Innovations, Inc.

Freeport-McMoRan Inc.

According to publicly available information, Freeport-McMoRan Inc. is an international natural resources company. The Company operates large, long-lived, geographically diverse assets with significant reserves of copper, gold, molybdenum, cobalt, oil, and gas. Information filed by Freeport-McMoRan Inc. with the SEC can be located by reference to its CIK Code: 0000831259. Freeport-McMoRan Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “FCX”.

Historical Performance of Freeport-McMoRan Inc.

First Industrial Realty Trust, Inc.

According to publicly available information, First Industrial Realty Trust, Inc. is a self-administered and fully integrated real estate investment trust which owns, manages, acquires, and develops bulk warehouses and light industrial properties. The Company's interests in its properties are held through various partnerships controlled by the company. Information filed by First Industrial Realty Trust, Inc. with the SEC can be located by reference to its CIK Code: 0000921825. First Industrial Realty Trust, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “FR”.

Historical Performance of First Industrial Realty Trust, Inc.

Graco Inc.

According to publicly available information, Graco Inc. supplies technology for the management of fluids in both industrial and commercial applications. The Company designs, manufactures, and markets systems to move, measure, control, dispense, and apply fluid materials. Graco's products are used for applying paints and coatings, high-pressure cleaning of equipment, and lubricating and maintaining vehicles, and other equipment. Information filed by Graco Inc. with the SEC can be located by reference to its CIK Code: 0000042888. Graco Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “GGG”.

Historical Performance of Graco Inc.

Chart Industries, Inc.

According to publicly available information, Chart Industries, Inc. operates as a global manufacturer of equipment used in the production, storage, and end-use of hydrocarbon and industrial gases. The Company offers products such as vacuum-insulated containment vessels, heat exchangers, cold boxes, and other cryogenic components. Information filed by Chart Industries, Inc. with the SEC can be located by reference to its CIK Code: 0000892553. Chart Industries, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “GTLS”.

Historical Performance of Chart Industries, Inc.

Hayward Holdings, Inc.

According to publicly available information, Hayward Holdings, Inc. operates as a holding company. The Company, through its subsidiaries, designs, markets, and manufactures residential pool equipment including pumps, filters, heaters, heat pumps, cleaners, electronic control systems, lighting, safety equipment, flow control products, industrial flow control valves, and components. Hayward Holdings serves customers worldwide. Information filed by Hayward Holdings, Inc. with the SEC can be located by reference to its CIK Code: 0001834622. Hayward Holdings, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “HAYW” and commenced trading on March 11, 2021.

Historical Performance of Hayward Holdings, Inc.

Hess Corporation

According to publicly available information, Hess Corporation operates as a global independent energy company. The Company focuses on the exploration, development, production, transportation, purchase, and sale of crude oil, natural gas liquids, and natural gas. Hess manages production operations around the world. Information filed by Hess Corporation with the SEC can be located by reference to its CIK Code: 0000004447. Hess Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “HES”.

Historical Performance of Hess Corporation

Hecla Mining Company

According to publicly available information, Hecla Mining Company operates as a mining company. The Company explores, develops, mines, and markets minerals, gold, silver, and associated base metals. Hecla Mining serves customers in the United States and Mexico. Information filed by Hecla Mining Company with the SEC can be located by reference to its CIK Code: 0000719413. Hecla Mining Company's common stock is listed on the New York Stock Exchange under the ticker symbol “HL”.

Historical Performance of Hecla Mining Company

Hubbell Incorporated

According to publicly available information, Hubbell Incorporated manufactures electrical and electronic products for commercial, industrial, utility, and telecommunications markets. The Company's products include plugs, receptacles, connectors, lighting fixtures, high voltage test and measurement equipment, and voice and data signal processing components. Hubbell operates in the United States and overseas. Information filed by Hubbell Incorporated with the SEC can be located by reference to its CIK Code: 0000048898. Hubbell Incorporated's common stock is listed on the New York Stock Exchange under the ticker symbol “HUBB”.

Historical Performance of Hubbell Incorporated

Innovative Industrial Properties, Inc.

According to publicly available information, Innovative Industrial Properties, Inc. owns and leases industrial real estate assets. The Company focuses on the acquisition, disposition, construction, development, and management of industrial facilities leased to tenants in the regulated medical-use cannabis industry. Innovative Industrial Properties conducts its business in the United States. Information filed by Innovative Industrial Properties, Inc. with the SEC can be located by reference to its CIK Code: 0001677576. Innovative Industrial Properties, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “IIPR”.

Historical Performance of Innovative Industrial Properties, Inc.

J.B. Hunt Transport Services, Inc.

According to publicly available information, J.B. Hunt Transport Services, Inc. provides logistics services. The Company transports a variety of products including automotive parts, department store merchandise, paper and wood products, food and beverages, plastics, chemicals, and manufacturing materials and supplies. Information filed by J.B. Hunt Transport Services, Inc. with the SEC can be located by reference to its CIK Code: 0000728535. J.B. Hunt Transport Services, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “JBHT”.

Historical Performance of J.B. Hunt Transport Services, Inc.

Janus International Group, Inc.

According to publicly available information, Janus International Group, Inc. manufactures and supplies turn-key self-storage building solutions. The Company offers self-storage and commercial industrial doors, relocatable storage units, facility automation solutions, and door replacement and self-storage restoration services. Janus International Group serves customers worldwide. Information filed by Janus International Group, Inc. with the SEC can be located by reference to its CIK Code: 0001839839. Janus International Group, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “JBI”.

Historical Performance of Janus International Group, Inc.

Johnson Controls International Public Limited Company

According to publicly available information, Johnson Controls International plc (JCI) provides building products and technology solutions. The Company offers air systems, building management, HVAC controls, security, and fire safety solutions. JCI serves customers worldwide. Information filed by Johnson Controls International Public Limited Company with the SEC can be located by reference to its CIK Code: 0000833444. Johnson Controls International Public Limited Company's common stock is listed on the New York Stock Exchange under the ticker symbol “JCI”.

Historical Performance of Johnson Controls International Public Limited Company

The St. Joe Company

According to publicly available information, The St. Joe Company operates as a real estate development, asset management, and operating company. The Company develops residential, hospitality, and commercial projects. St. Joe serves customers in the United States. Information filed by The St. Joe Company with the SEC can be located by reference to its CIK Code: 0000745308. The St. Joe Company's common stock is listed on the New York Stock Exchange under the ticker symbol “JOE”.

Historical Performance of The St. Joe Company

Knight-Swift Transportation Holdings Inc.

According to publicly available information, Knight-Swift Transportation Holdings Inc. provides transportation and logistics services. The Company offers dry van, cross border freight transportation, fleet solutions, consulting, brokerage, equipment leasing, temperature-controlled transport, and engineering services. Knight-Swift Transportation Holdings serves customers in North America. Information filed by Knight-Swift Transportation Holdings Inc. with the SEC can be located by reference to its CIK Code: 0001492691. Knight-Swift Transportation Holdings Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “KNX”.

Historical Performance of Knight-Swift Transportation Holdings Inc.

Lennox International Inc.

According to publicly available information, Lennox International Inc. provides climate control solutions. The Company designs, manufactures, and markets heating, ventilation, air conditioning, and refrigeration equipment. Lennox markets its products worldwide. Information filed by Lennox International Inc. with the SEC can be located by reference to its CIK Code: 0001069202. Lennox International Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “LII”.

Historical Performance of Lennox International Inc.

Linde Public Limited Company

According to publicly available information, Linde PLC operates as an industrial gas and engineering company. The company offers industrial gases, technologies, and gas processing solutions that are used in production of clean hydrogen and carbon capture systems for energy transition, medical oxygen, and specialty gases for electronics. Linde serves customers worldwide. Information filed by Linde Public Limited Company with the SEC can be located by reference to its CIK Code: 0001707925. Linde Public Limited Company's common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LIN”.

Historical Performance of Linde Public Limited Company

Landstar System, Inc.

According to publicly available information, Landstar System, Inc. is a North American truckload carrier. The Company transports a variety of freight, including iron and steel, automotive products, paper, lumber, chemicals, foodstuffs, and military hardware. Landstar System provides truckload carrier. intermodal transportation, and expedited air and truck services to shippers in the United States, Canada, and Mexico. Information filed by Landstar System, Inc. with the SEC can be located by reference to its CIK Code: 0000853816. Landstar System, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “LSTR”.

Historical Performance of Landstar System, Inc.

LXP Industrial Trust

According to publicly available information, LXP Industrial Trust is a publicly traded industrial real estate investment trust (REIT). The Company focuses on single-tenant warehouse and distribution investments in logistics markets, as well as acquires, owns, develops, and operates commercial real estate. LXP Industrial Trust serves clients in the United States. Information filed by LXP Industrial Trust with the SEC can be located by reference to its CIK Code: 0000910108. LXP Industrial Trust's common stock is listed on the New York Stock Exchange under the ticker symbol “LXP”.

Historical Performance of LXP Industrial Trust

LyondellBasell Industries N.V.

According to publicly available information, LyondellBasell Industries N.V. manufactures plastic, chemical, and fuel products. The Company offers products for the manufacturing of personal care products, fresh food packaging, lightweight plastics, construction materials, automotive components, durable textiles, medical applications, and biofuels. LyondellBasell Industries markets its products worldwide. Information filed by LyondellBasell Industries N.V. with the SEC can be located by reference to its CIK Code: 0001489393. LyondellBasell Industries N.V.'s common stock is listed on the New York Stock Exchange under the ticker symbol “LYB”.

Historical Performance of LyondellBasell Industries N.V.

Masco Corporation

According to publicly available information, Masco Corporation manufactures and sells home improvement and building products. The Company's products include faucets, kitchen and bath cabinets, architectural coatings, and builders hardware products. Masco sells its products through mass merchandisers, home centers, hardware stores, and other wholesale and retail outlets to consumers and contractors. Information filed by Masco Corporation with the SEC can be located by reference to its CIK Code: 0000062996. Masco Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “MAS”.

Historical Performance of Masco Corporation

Mueller Industries, Inc.

According to publicly available information, Mueller Industries, Inc. manufactures and sells brass, copper, plastic, and aluminum products. The Company's products include copper tube and fittings, brass and copper alloy rods and bars, aluminum and brass forgings, aluminum and copper impact extrusions, plastic fittings and valves, refrigeration valves and fittings, and fabricated tubular products. Information filed by Mueller Industries, Inc. with the SEC can be located by reference to its CIK Code: 0000089439. Mueller Industries, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “MLI”.

Historical Performance of Mueller Industries, Inc.

Martin Marietta Materials, Inc.

According to publicly available information, Martin Marietta Materials, Inc. produces aggregates for the construction industry, including highways, infrastructure, commercial, and residential. The Company also manufactures and markets magnesia-based products, including heat-resistant refractory products for the steel industry, chemical products for industrial and environmental uses, and dolomitic lime. Information filed by Martin Marietta Materials, Inc. with the SEC can be located by reference to its CIK Code: 0000916076. Martin Marietta Materials, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “MLM”.

Historical Performance of Martin Marietta Materials, Inc.

MP Materials Corp.

According to publicly available information, MP Materials Corp. produces and markets rare earth specialty materials. The Company is building a fully-integrated supply chain for high strength permanent magnets for the electrification and sustainability industries. Information filed by MP Materials Corp. with the SEC can be located by reference to its CIK Code: 0001801368. MP Materials Corp.'s common stock is listed on the New York Stock Exchange under the ticker symbol “MP” and commenced trading on June 22, 2020.

Historical Performance of MP Materials Corp.

Marathon Petroleum Corporation

According to publicly available information, Marathon Petroleum Corporation is a downstream energy company. The Company refines, supplies, markets, and transports petroleum products. Marathon Petroleum serves customers in the United States. Information filed by Marathon Petroleum Corporation with the SEC can be located by reference to its CIK Code: 0001510295. Marathon Petroleum Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “MPC”.

Historical Performance of Marathon Petroleum Corporation

Matador Resources Company

According to publicly available information, Matador Resources Company operates as an independent energy company engaged in the exploration, development, production, and acquisition of oil and natural gas resources. Matador Resources primarily operates in the Delaware Basin. Information filed by Matador Resources Company with the SEC can be located by reference to its CIK Code: 0001520006. Matador Resources Company's common stock is listed on the New York Stock Exchange under the ticker symbol “MTDR”.

Historical Performance of Matador Resources Company

Murphy Oil Corporation

According to publicly available information, Murphy Oil Corporation is an independent exploration and production company that conducts its business through various operating subsidiaries. The Company primarily produces crude oil, natural gas, and natural gas liquids in the United States and Canada and conducts oil and natural gas exploration activities worldwide. Information filed by Murphy Oil Corporation with the SEC can be located by reference to its CIK Code: 0000717423. Murphy Oil Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “MUR”.

Historical Performance of Murphy Oil Corporation

Noble Corporation plc

According to publicly available information, Noble Corporation plc is an offshore drilling contractor for the oil and gas industry. The Company offers contract drilling services with focused largely on ultra-deepwater and high-specification jackup drilling in both established and emerging regions. Noble serves clients worldwide. Information filed by Noble Corporation plc with the SEC can be located by reference to its CIK Code: 0001895262. Noble Corporation plc's common stock is listed on the New York Stock Exchange under the ticker symbol “NE” and commenced trading on June 9, 2021.

Historical Performance of Noble Corporation plc

Newmont Corporation

According to publicly available information, Newmont Corporation acquires, explores, and develops mineral properties. The Company produces and markets gold, copper, silver, zinc, and lead. Newmont serves customers worldwide. Information filed by Newmont Corporation with the SEC can be located by reference to its CIK Code: 0001164727. Newmont Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “NEM”.

Historical Performance of Newmont Corporation

NOV Inc.

According to publicly available information, NOV Inc offers equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. The Company serves customers worldwide. Information filed by NOV Inc. with the SEC can be located by reference to its CIK Code: 0001021860. NOV Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “NOV”.

Historical Performance of NOV Inc.

Norfolk Southern Corporation

According to publicly available information, Norfolk Southern Corporation provides rail transportation services. The Company transports raw materials, intermediate products, and finished goods primarily in the Southeast, East, and Midwest and, via interchange with rail carriers, to and from the rest of the United States. Norfolk Southern also transports overseas freight through several Atlantic and Gulf Coast ports. Information filed by Norfolk Southern Corporation with the SEC can be located by reference to its CIK Code: 0000702165. Norfolk Southern Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “NSC”.

Historical Performance of Norfolk Southern Corporation

Nucor Corporation

According to publicly available information, Nucor Corporation manufactures steel products. The Company's products include carbon and alloy steel, steel joints, steel deck, cold finished steel, steel grinding balls, steel bearing products, and metal building systems. Nucor also brokers ferrous and nonferrous metals, pig iron, HBI, and DRI, supplies ferro-alloys, processes ferrous, and nonferrous scrap. Information filed by Nucor Corporation with the SEC can be located by reference to its CIK Code: 0000073309. Nucor Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “NUE”.

Historical Performance of Nucor Corporation

Owens Corning

According to publicly available information, Owens Corning produces residential and commercial building materials, glass-fiber reinforcements, and engineered materials for composite systems. The Company offers its products globally to various industries. Information filed by Owens Corning with the SEC can be located by reference to its CIK Code: 0001370946. Owens Corning's common stock is listed on the New York Stock Exchange under the ticker symbol “OC”.

Historical Performance of Owens Corning

Old Dominion Freight Line, Inc.

According to publicly available information, Old Dominion Freight Line, Inc. is an inter-regional and multi-regional motor carrier. The Company primarily transports less-than-truckload shipments of general commodities, such as consumer goods, textiles, and capital goods. Old Dominion Freight Line serves regional markets throughout the United States. Information filed by Old Dominion Freight Line, Inc. with the SEC can be located by reference to its CIK Code: 0000878927. Old Dominion Freight Line, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “ODFL”.

Historical Performance of Old Dominion Freight Line, Inc.

Oceaneering International, Inc.

According to publicly available information, Oceaneering International, Inc. provides engineering services. The Company offers remotely operated vehicles, mobile offshore production systems, engineering and product management, manned diving, and other deep water applications. Oceaneering serves defense, entertainment, material handling, aerospace, science, and renewable energy industries. Information filed by Oceaneering International, Inc. with the SEC can be located by reference to its CIK Code: 0000073756. Oceaneering International, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “OII”.

Historical Performance of Oceaneering International, Inc.

Olin Corporation

According to publicly available information, Olin Corporation manufactures chemicals and ammunition products. The Company manufactures and sells chlorine, caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, sodium chlorate, bleach products, and potassium hydroxide. Olin also manufactures products that include sporting ammunition, reloading components, small caliber military ammunition, and industrial cartridges. Information filed by Olin Corporation with the SEC can be located by reference to its CIK Code: 0000074303. Olin Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “OLN”.

Historical Performance of Olin Corporation

Occidental Petroleum Corporation

According to publicly available information, Occidental Petroleum Corporation explores for, develops, produces, and markets crude oil and natural gas. The Company also manufactures and markets a variety of basic chemicals, vinyls and performance chemicals. Occidental also gathers, treats, processes, transports, stores, trades and markets crude oil, natural gas, NGLs, condensate and carbon dioxide (CO2) and generates and markets power. Information filed by Occidental Petroleum Corporation with the SEC can be located by reference to its CIK Code: 0000797468. Occidental Petroleum Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “OXY”.

Historical Performance of Occidental Petroleum Corporation

PBF Energy Inc.

According to publicly available information, PBF Energy Inc. operates as an independent petroleum refiner and supplier. The Company offers unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants, and other petroleum products in the United States. PBF offers finished products through long-term offtake and supply agreements. Information filed by PBF Energy Inc. with the SEC can be located by reference to its CIK Code: 0001534504. PBF Energy Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “PBF”.

Historical Performance of PBF Energy Inc.

Prologis, Inc.

According to publicly available information, Prologis, Inc. is an owner, operator, and developer of industrial real estate, focused on global and regional markets across the Americas, Europe, and Asia. The Company also leases modern distribution facilities to customers, including manufacturers, retailers, transportation companies, third-party logistics providers, and other enterprises. Information filed by Prologis, Inc. with the SEC can be located by reference to its CIK Code: 0001045609. Prologis, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “PLD”.

Historical Performance of Prologis, Inc.

Phillips 66

According to publicly available information, Phillips 66 is a diversified energy manufacturing and logistics company. The Company's operations include oil refining, marketing, and transportation along with chemical manufacturing and power generation. Phillips 66 operates in the United States. Information filed by Phillips 66 with the SEC can be located by reference to its CIK Code: 0001534701. Phillips 66's common stock is listed on the New York Stock Exchange under the ticker symbol “PSX”.

Historical Performance of Phillips 66

RBC Bearings Incorporated

According to publicly available information, RBC Bearings Incorporated designs, manufactures, and markets bearing products. The Company offers precision plain, roller, cam followers, couplings, collars, locking, tool holders, shafts, pins, rods, tubes, and ball bearings. RBC Bearings serves industrial, aerospace, and defense markets worldwide. Information filed by RBC Bearings Incorporated with the SEC can be located by reference to its CIK Code: 0001324948. RBC Bearings Incorporated's common stock is listed on the New York Stock Exchange under the ticker symbol “RBC”.

Historical Performance of RBC Bearings Incorporated

Rexford Industrial Realty, Inc.

According to publicly available information, Rexford Industrial Realty, Inc. is a real estate investment trust that specializes in acquiring, owning, and operating industrial properties in Southern California markets. Information filed by Rexford Industrial Realty, Inc. with the SEC can be located by reference to its CIK Code: 0001571283. Rexford Industrial Realty, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “REXR”.

Historical Performance of Rexford Industrial Realty, Inc.

Royal Gold, Inc.

According to publicly available information, Royal Gold, Inc. is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and other similar production-based interests. The Company focuses on producing, development, evaluation, and exploration stage streams and royalties located in prolific gold regions. Information filed by Royal Gold, Inc. with the SEC can be located by reference to its CIK Code: 0000085535. Royal Gold, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “RGLD”.

Historical Performance of Royal Gold, Inc.

Transocean Ltd.

According to publicly available information, Transocean Ltd. is an offshore drilling contractor. The Company owns and operates mobile offshore drilling units, inland drilling barges, and other assets utilized in the support of offshore drilling activities worldwide. Transocean specializes in technically demanding segments of the offshore drilling business, including deepwater and harsh environment drilling services. Information filed by Transocean Ltd. with the SEC can be located by reference to its CIK Code: 0001451505. Transocean Ltd.'s common stock is listed on the New York Stock Exchange under the ticker symbol “RIG”.

Historical Performance of Transocean Ltd.

Gibraltar Industries, Inc.

According to publicly available information, Gibraltar Industries, Inc. is a manufacturer, processor, and distributor of metals and other engineered materials for the building products, vehicular, and other industrial markets. The Company serves customers in a variety of industries in North and South America, Europe, and Asia. Information filed by Gibraltar Industries, Inc. with the SEC can be located by reference to its CIK Code: 0000912562. Gibraltar Industries, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “ROCK”.

Historical Performance of Gibraltar Industries, Inc.

Regal Rexnord Corporation

According to publicly available information, Regal Rexnord Corporation provides industrial powertrain solutions. The Company specializes in the engineering and manufacturing of factory automation sub-systems, automation and mechanical power transmission components, electric motors, electronic controls, air moving products, specialty electrical components, and systems. Regal Rexnord serves customers worldwide. Information filed by Regal Rexnord Corporation with the SEC can be located by reference to its CIK Code: 0000082811. Regal Rexnord Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “RRX”.

Historical Performance of Regal Rexnord Corporation

Reliance, Inc.

According to publicly available information, Reliance, Inc. provides diversified metal solutions. The Company offers a variety of shapes and sizes, including plate, coil, tube, rod, bar, pipe, angle, channel, and other related products, as well as delivers metals processing, inventory and supply chain management, kitting, contract manufacturing, packaging, and storage services. Reliance serves customers worldwide. Information filed by Reliance, Inc. with the SEC can be located by reference to its CIK Code: 0000861884. Reliance, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “RS”.

Historical Performance of Reliance, Inc.

Saia, Inc.

According to publicly available information, Saia, Inc. provides trucking transportation to the retail, petrochemical, and manufacturing industries. The Company offers regional, interregional, and national less-than-truckload services, and selected truckload services throughout the United States. Information filed by Saia, Inc. with the SEC can be located by reference to its CIK Code: 0001177702. Saia, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “SAIA”.

Historical Performance of Saia, Inc.

Schlumberger N.V.

According to publicly available information, Schlumberger N.V., doing business as SLB, is an oilfield services company. The Company provides scaling new energy systems, delivering digital at scale, innovating in oil and gas, and decarbonizing industrial products and services, as well as offers harnessing geothermal energy, enterprise data performance, and methane elimination solutions. SLB serves customers worldwide. Information filed by Schlumberger N.V. with the SEC can be located by reference to its CIK Code: 0000087347. Schlumberger N.V.'s common stock is listed on the New York Stock Exchange under the ticker symbol “SLB”.

Historical Performance of Schlumberger N.V.

Simpson Manufacturing Co., Inc.

According to publicly available information, Simpson Manufacturing Co., Inc., through its Simpson Strong-Tie Company Inc. subsidiary, designs, engineers, and manufactures wood-to-wood, wood-to-concrete, and wood-to-masonry connectors, and shear walls. The Company's other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers, and manufactures venting systems for gas and woodburning appliances. Information filed by Simpson Manufacturing Co., Inc. with the SEC can be located by reference to its CIK Code: 0000920371. Simpson Manufacturing Co., Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “SSD”.

Historical Performance of Simpson Manufacturing Co., Inc.

STAG Industrial, Inc.

According to publicly available information, STAG Industrial, Inc. operates as a real estate investment trust. The Company invests in and manages single-tenant industrial properties throughout the United States. Information filed by STAG Industrial, Inc. with the SEC can be located by reference to its CIK Code: 0001479094. STAG Industrial, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “STAG”.

Historical Performance of STAG Industrial, Inc.

Steel Dynamics, Inc.

According to publicly available information, Steel Dynamics, Inc. is a diversified carbon-steel producer and metals recycler in the United States. The Company's operating segments include steel operations, metals recycling and ferrous resources operations, and steel fabrication operations. Steel Dynamics products include flat rolled steel sheet, engineered bar special-bar-quality, and structural beams. Information filed by Steel Dynamics, Inc. with the SEC can be located by reference to its CIK Code: 0001022671. Steel Dynamics, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “STLD”.

Historical Performance of Steel Dynamics, Inc.

Summit Materials, Inc.

According to publicly available information, Summit Materials, Inc. provides construction materials. The Company offers cement, asphalt, ready mix concrete, and other aggregates, as well as delivery, trucking, and paving services. Summit Materials serves customers in the United States. Information filed by Summit Materials, Inc. with the SEC can be located by reference to its CIK Code: 0001621563. Summit Materials, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “SUM”.

Historical Performance of Summit Materials, Inc.

Terex Corporation

According to publicly available information, Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions. The Company offers lifecycle solutions to a range of industries, including the construction, manufacturing, transportation, refining, energy, utility, mining industries. Terex provides financial products to assist customers in acquiring equipment. Information filed by Terex Corporation with the SEC can be located by reference to its CIK Code: 0000097216. Terex Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “TEX”.

Historical Performance of Terex Corporation

The Timken Company

According to publicly available information, The Timken Company manufactures and distributes tapered roller bearings, as well as cylindrical, spherical, and precision ball bearings. The Company also produces power transmission components and assemblies, as well as systems such as helicopter transmissions. Information filed by The Timken Company with the SEC can be located by reference to its CIK Code: 0000098362. The Timken Company's common stock is listed on the New York Stock Exchange under the ticker symbol “TKR”.

Historical Performance of The Timken Company

Trex Company, Inc.

According to publicly available information, Trex Company, Inc. manufactures non-wood decking alternative products. The Company offers decking and railing, outdoor lighting, and accessory hardware products. Trex serves customers globally. Information filed by Trex Company, Inc. with the SEC can be located by reference to its CIK Code: 0001069878. Trex Company, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “TREX”.

Historical Performance of Trex Company, Inc.

Terreno Realty Corporation

According to publicly available information, Terreno Realty Corp is a corporation focused on acquiring industrial real estate located in six major coastal U.S. markets, Southern California, San Francisco Bay Area, Seattle, Northern New Jersey, New York City, Washington D.C./Baltimore, and South Florida. The Company intends to elect and qualify to be taxed as a real estate investment trust with taxable year ending 12/31/10. Information filed by Terreno Realty Corporation with the SEC can be located by reference to its CIK Code: 0001476150. Terreno Realty Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “TRNO”.

Historical Performance of Terreno Realty Corporation

UFP Industries, Inc.

According to publicly available information, UFP Industries, Inc. operates as a holding company. The Company, through its subsidiaries, focuses on construction and retailing wood products. UFP Industries serves customers worldwide. Information filed by UFP Industries, Inc. with the SEC can be located by reference to its CIK Code: 0000912767. UFP Industries, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “UFPI”.

Historical Performance of UFP Industries, Inc.

Union Pacific Corporation

According to publicly available information, Union Pacific Corporation is a rail transportation company. The Company's railroad hauls a variety of goods, including agricultural, automotive, and chemical products. Union Pacific offers long-haul routes from all major West Coast and Gulf Coast ports to eastern gateways as well as connects with Canada's rail systems and serves the major gateways to Mexico. Information filed by Union Pacific Corporation with the SEC can be located by reference to its CIK Code: 0000100885. Union Pacific Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “UNP”.

Historical Performance of Union Pacific Corporation

United Rentals, Inc.

According to publicly available information, United Rentals, Inc., through its subsidiary, is an equipment rental company operating a network of locations in the United States and Canada. The Company serves the construction industry, industrial and commercial concerns, homeowners, and other individuals. Information filed by United Rentals, Inc. with the SEC can be located by reference to its CIK Code: 0001067701. United Rentals, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “URI”.

Historical Performance of United Rentals, Inc.

Valaris Limited

According to publicly available information, Valaris Limited provides offshore contract drilling services. The Company owns, operates, and manages rig fleets and provides drilling services. Valaris serves customers worldwide. Information filed by Valaris Limited with the SEC can be located by reference to its CIK Code: 0000314808. Valaris Limited's common stock is listed on the New York Stock Exchange under the ticker symbol “VAL” and commenced trading on May 3, 2021.

Historical Performance of Valaris Limited

Valero Energy Corporation

According to publicly available information, Valero Energy Corporation is an independent petroleum refining and marketing company that owns and operates refineries in the United States, Canada, and Aruba. The Company produces conventional gasolines, distillates, jet fuel, asphalt, petrochemicals, lubricants, and other refined products, as well as offers diesel fuel, low-sulfur and ultra-low-sulfur diesel fuel, and oxygenates. Information filed by Valero Energy Corporation with the SEC can be located by reference to its CIK Code: 0001035002. Valero Energy Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “VLO”.

Historical Performance of Valero Energy Corporation

Vulcan Materials Company

According to publicly available information, Vulcan Materials Company produces construction aggregates. The Company's principal product lines are aggregates, asphalt mix and concrete, and cement. Vulcan Materials serves customers in the United States of America. Information filed by Vulcan Materials Company with the SEC can be located by reference to its CIK Code: 0001396009. Vulcan Materials Company's common stock is listed on the New York Stock Exchange under the ticker symbol “VMC”.

Historical Performance of Vulcan Materials Company

Valmont Industries, Inc.

According to publicly available information, Valmont Industries, Inc. designs and manufactures poles, towers, and structures for lighting, communication, and utility markets and provides protective coating services for infrastructure. The Company also manufactures and distributes industrial and agricultural irrigation products in addition to a wide variety of fabricated products for commercial and industrial applications. Information filed by Valmont Industries, Inc. with the SEC can be located by reference to its CIK Code: 0000102729. Valmont Industries, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “VMI”.

Historical Performance of Valmont Industries, Inc.

Werner Enterprises, Inc.

According to publicly available information, Werner Enterprises, Inc. is a transportation company that primarily hauls truckload shipments of general commodities in both interstate and intrastate commerce. The Company operates in the continental United States, as well as in Canada and Mexico. Information filed by Werner Enterprises, Inc. with the SEC can be located by reference to its CIK Code: 0000793074. Werner Enterprises, Inc.'s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “WERN”.

Historical Performance of Werner Enterprises, Inc.

Westlake Corporation

According to publicly available information, Westlake Corporation manufactures and supplies diversified industrial and essential products. The Company offers products such as food packaging, medical devices, soaps and detergents, car interiors, fashion, toys, shoes, furniture, electronics, siding, stone veneer, windows, outdoor living, roofing, and pipe and fittings. Westlake serves customers worldwide. Information filed by Westlake Corporation with the SEC can be located by reference to its CIK Code: 0001262823. Westlake Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “WLK”.

Historical Performance of Westlake Corporation

United States Steel Corporation

According to publicly available information, United States Steel Corporation operates as an integrated steel producer. The Company manufactures flat-rolled and tubular products with production operations in North America and Europe. United States Steel serves the automotive, appliance, container, industrial machinery, construction, and oil and gas industries. Information filed by United States Steel Corporation with the SEC can be located by reference to its CIK Code: 0001163302. United States Steel Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “X”.

Historical Performance of United States Steel Corporation

XPO, Inc.

According to publicly available information, XPO, Inc. provides logistics services. The Company offers asset-based less-than-truckload transportation, warehousing, distribution, supply chain, and other logistics services. XPO serves customers throughout North America. Information filed by XPO, Inc. with the SEC can be located by reference to its CIK Code: 0001166003. XPO, Inc.'s common stock is listed on the New York Stock Exchange under the ticker symbol “XPO”.

Historical Performance of XPO, Inc.

Zurn Elkay Water Solutions Corporation

According to publicly available information, Zurn Elkay Water Solutions Corporation provides drainage solutions. The Company offers gears, seals, couplings, industrial and aerospace bearings, special components, industrial chain, conveying equipment, grade specification plumbing, water treatment, and waste water control products. Zurn Elkay Water Solutions serves customers in the United States and Canada. Information filed by Zurn Elkay Water Solutions Corporation with the SEC can be located by reference to its CIK Code: 0001439288. Zurn Elkay Water Solutions Corporation's common stock is listed on the New York Stock Exchange under the ticker symbol “ZWS”.

Historical Performance of Zurn Elkay Water Solutions Corporation

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to GS&Co. at a discount reflecting selling commissions of $8.20 per $1,000 principal amount of notes. GS&Co. initially offered the notes to the public at the original issue price set forth on the cover of this pricing supplement. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates. At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co, or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA, GS&Co., and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, SCUSA, GS&Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in the Income Tax Act (Canada) (the “Act”).

Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the basket. If your notes are so treated you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.

Section 1260. Because the notes are linked, in part, to shares of real estate investment trusts (REITs), it is possible that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the notes were treated as a constructive ownership transaction, certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the notes as a constructive ownership transaction under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product supplement.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further in the accompanying product supplement under “—Alternative Treatments”.

Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any basket component issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder upon the taxable disposition (including cash settlement) of a note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any basket component issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to any basket component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting any basket component or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of any basket component or the notes. If you enter, or have entered, into other transactions in respect of any basket component or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and those of the basket component issuers).

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on October 9, 2024.

P-83